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Exhibit 4.2

CONSULTING AGREEMENT

THIS AGREEMENT dated as of January 1, 2001.

AMONG:	MUELLER & COMPANY, INC. ("Mueller & Company")
AND:	IDEAS INC. ("Ideas") (Mueller & Company and Ideas collectively referred to herein as the "Consultant")
AND:	MARK MUELLER ("Mueller")
AND:	AARON FERTIG ("Fertig")
AND:	UNITY WIRELESS CORPORATION (the "Client")

WHEREAS:

A.
The Client is a public company incorporated in Delaware and involved in the business of the commercialization of wireless technologies;

B.
Mueller & Company and Ideas have valuable experience in assisting companies in finding acquisition and strategic partnership candidates and in consummating acquisitions and strategic partnerships;

C.
Mueller is an employee of Mueller & Company and has specialized and particular knowledge and skills concerning the matters referred to in Recital B and the business of the Client;

D.
Fertig is an employee of Ideas and has specialized and particular knowledge and skills concerning the matters referred to in Recital B and the business of the Client; and

E.
The Consultant has agreed to provide consulting services to the Client, further to the terms and conditions of this Agreement.

THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants of the parties, the parties agree as follows:

1.
Definitions

1.1
In this Agreement, the following words and phrases have the meanings set forth after each:

(a)
"Confidential Information" means all proprietary, confidential and other non-public information, know-how and data (oral, written, graphic, demonstrative, machine recognizable or otherwise) relating to the proprietary technology and/or business of the Client which is disclosed by the Client to the Consultant under this Agreement;

(b)
"Consultant's Services" means the services to be provided by the Consultant under this Agreement, as set out in s. 2.1 of this Agreement;

(c)
"Disclosure Materials" means materials prepared by the Client, with or without the assistance of the Consultant, for presentation to a potential acquisition and/or strategic partnership candidate;

(d)
"Effective Date" means the date set forth on page one of this Agreement;

(e)
"Extraordinary Event" means the event described in s. 4.3 of this Agreement;

  (f)
  "Product(s)" means all products and services marketed, or intended to be marketed, by the Client; and

  (g)
  "Warrant" means a warrant entitling the holder to purchase up to 200,000 shares of the common stock of the Client at an exercise price of $0.38 the terms and conditions of which are more particularly described in Schedule A.

2.
The Consultant's Services

2.1
The Consultant will perform for the Client the following services:

(a)
reviewing and advising on the managerial and marketing requirements of the Client;

(b)
assisting the Client in developing an effective investor relations strategy;

(c)
reviewing and advising on the budget, business plans and any other corporate material of the Client;

(d)
assisting the Client in finding acquisition and strategic partnership candidates and in consummating acquisitions and strategic partnerships;

(e)
meeting and conferring with officers, employees and business contacts of the Client;

(f)
identifying and arranging meetings for the Client in the appropriate investment markets (e.g. securities firms, institutional investors, stock brokers, business media, analysts, fund managers and other groups active in the wireless and hi tech sectors);

(g)
reviewing and advising on the investor communication materials of the Client, including annual reports, corporate brochures and website; and

(h)
soliciting feedback from the investment, analyst and media communities respecting the Client and presentations given by the Client.

2.2
The Consultant shall make no representations to potential investors or third parties modifying the terms and conditions of Client's Product(s) warranty or warranties. The Consultant may rely on such Product(s) warranties as may be furnished to the Consultant by the Client or as may be provided in the Uniform Commercial Code and inform potential investors and third parties of such warranties, if required in the course of performing its services hereunder.

2.3
The Consultant may, at its own discretion and at its own cost and expense, employ, retain or contract with such persons, firms and corporations as the Consultant may select in order to provide the Consultant's Services.

2.4
The Consultant will not represent itself as an agent of the Client and will not make any representations or commitments on behalf of the Client without the prior written consent of the Client.

2.5
Notwithstanding s. 2.3, the Consultant designates, and will provide and make available the services of, Mueller and Fertig to perform the Consultant's Services, and represents and warrants that Mueller and Fertig have the required skills and experience to perform the services and to exercise the responsibilities required of the Consultant under this Agreement.

2.6
The Consultant will bear the sole, exclusive and complete responsibility for the activities and remuneration of persons, firms and corporations engaged under s. 2.3, and will indemnify the Client and its directors, officers, employees and agents from and against any loss, liability, claim, damage or expense, including the reasonable cost of investigating, settling or defending any alleged loss, liability, claim, damage or expense and reasonable counsel fees incurred in connection therewith, incurred by the Client or its directors, officers, employees or agents as a result of, or in connection with, the execution by the Consultant of the Consultant's office and duties under this Agreement or the activities of persons, firms and corporations engaged under s. 2.3.

2.7
The Consultant shall not be required to devote its full time and attention to the performance of its duties under this Agreement, but shall devote only so much of its time and attention as it deems reasonable or necessary for such purposes. The Consultant shall be available to perform its services under this Agreement in New York City or elsewhere, as reasonably and mutually agreed upon by the Client and the Consultant.

3.
Term and Termination

3.1
The term of this Agreement shall be for two years from the Effective Date, subject to the right of either the Client or the Consultant to terminate this Agreement on 30 days written notice.

4.
Compensation

4.1
The Client shall pay the Consultant for the Consultant's Services as follows:

(a)
by the immediate vesting of 125,000 of the warrant rights under the Warrant;

(b)
during the term of this Agreement, by the vesting of the balance of the warrant rights under the Warrant in equal quarterly instalments at the end of each full calendar quarter of performance of the Consultant's Services under this Agreement.

4.2
If the Client terminates this Agreement without cause, any unvested Warrant rights shall immediately vest.

4.3
If the performance of the Consultant's Services results in an event bringing extraordinary benefit to the Client, such extraordinary benefit to be reasonably and mutually agreed upon by the parties at the time of occurrence thereof, any unvested Warrant rights shall immediately vest and the Consultant shall have no further obligations under this Agreement.

4.4
To the extent permitted by law, there shall be no withholding or payroll taxes respecting the Warrant.

4.5
The Warrant represents the entire compensation payable to the Consultant under this Agreement. The Consultant shall not be reimbursed for its expenses.

5.
Exercise of Warrant

5.1
Vested Warrant rights under this Agreement shall be exerciseable at any time and from time to time as follows:

(a)
if ss. 5.1(b), 5.1(c) and 5.1(d) do not apply, within one year from the date of the expiration of the term of this Agreement, unless this day falls on a non-business day, in which case the next business day shall apply;

(b)
if the Consultant has terminated the Agreement, within 90 days from the effective date of the termination, unless this day falls on a non-business day, in which case the next business day shall apply;

(c)
if the Client has terminated the Agreement without cause, within one year from the effective date of the termination, unless this day falls on a non-business day, in which case the next business day shall apply;

(d)
if the Client has terminated the Agreement with cause, within 30 days from the effective date of the termination, unless this day falls on a non-business day, in which case the next business day shall apply; and

  (e)
  upon the occurrence of an Extraordinary Event, within one year from the effective date of the vesting of Warrant rights under s. 4.3, unless this day falls on a non-business day, in which case the next business day shall apply.

5.2
The Client shall not terminate this Agreement for cause unless it provides the Consultant with 30 days prior written notice of such termination and an opportunity to cure any breach referred to in such notice.

6.
Registration of Shares

6.1
Upon the exercise of Warrant rights and as instructed by the Consultant, the shares issuable under the Warrant shall be registered in the name of the nominee(s) of the Consultant as outstanding on the books and records of the Client.

6.2
Concurrently with registration of other shares of the common stock of the Client under the Securities Act of 1933 and at the sole expense of the Client, the Client will attend upon registration with the Securities and Exchange Commission of the shares issuable under the Warrant.

7.
Confidentiality

7.1
The Consultant, Mueller and Fertig (referred to in this section, collectively, as the "Disclosee") shall hold the Confidential Information in trust for the Client (referred to in this section as the "Discloser") and shall not disclose it to any unauthorized persons during or after the termination of this Agreement, without the prior written consent of the Discloser.

7.2
The obligations of the Disclosee and of their directors, officers and employees, with respect to any Confidential Information disclosed to them under this Agreement shall cease if the Confidential Information (i) was legally known to or in the possession of the Disclosee at the time of disclosure to the Disclosee by the Discloser, (ii) legally is or has become part of the public domain through no fault of the Disclosee, (iii) has been disclosed to the Disclosee by a third party on a non-confidential basis and without breaching any contractual, confidential or fiduciary obligation or any law or (iv) has been independently developed by the Disclosee without reference to the Confidential Information.

8.
Rights to Work Product

8.1
All patentable and unpatentable inventions, discoveries, ideas, materials and programs which are made or conceived by the Consultant in the course of or as a result of the performance of the Consultant's Services shall become the sole and exclusive property of the Client throughout the world. Promptly upon the conception of such invention, discovery, idea, materials or program, the Consultant will disclose it to the Client and the Client shall have the full power and authority to file and prosecute patent applications throughout the world on it and to procure and maintain patents on it. The Consultant shall, at the request and expense of the Client, execute documents and perform such acts as legal counsel of the Client may deem necessary or advisable, to confirm in the Client all right, title and interest throughout the world, in and to such invention, discovery idea, materials or program, and all patent applications, patents and copyrights on it, and to assist the Client in procuring, maintaining, enforcing and defining patents, petty patents, copyrights, and other applicable statutory protection throughout the world on any such invention, discovery, idea, materials or programs which may be patentable or copyrightable. Without limitation, the Consultant, as author of any written, graphic, artistic or creative work, that the Consultant will produce as part of performing the Consultant's Services, will transfer absolutely to the Client all of the rights of the Consultant to the copyright in such work.

9.
Disclosure Materials

9.1
All Disclosure Materials shall be subject to review by the Client and shall not be distributed if the Client determines, in the Client's sole discretion, that they would disclose Confidential Information or are otherwise inappropriate.

10.
No Partnership or Joint Venture

10.1
Nothing in this Agreement shall be construed to render one party liable for any present or future debts, obligations or liabilities of another party or to create a partnership or joint venture, or to render one party the employee or the agent of another.

11.
Representations and Warranties of the Consultant

11.1
The Consultant represents and warrants that its entry into and performance under this Agreement does not violate any outstanding obligation, contractual or otherwise, which the Consultant may owe to any third party, nor any order, writ, injunction, decree, judgment, statute, rule, law or ruling.

11.2
The Consultant warrants that the Consultant's Services will be of the kind and quality designated.

12.
Representations and Warranties of the Client

12.1
The Client represents and warrants that its entry into and performance under this Agreement does not violate any outstanding obligation, contractual or otherwise, which the Client may owe to any third party, nor any order, writ, injunction, decree, judgment, statute, rule, law or ruling.

12.2
The Client represents and warrants to the Consultant that:

(a)
all information and documentation furnished by it to Consultant accurately will depict in all material respects the Client and its business and proposed business and will not, to the best of the Client's knowledge, contain material misstatements or omissions; and

(b)
Disclosure Materials which the Client approves as provided in s. 9.1 will accurately depict, in all material respects, the Client and its business and proposed business, and will not contain any material misstatements or omissions of material facts which make any statement set forth therein materially false or misleading.

12.3
The Client represents and warrants to the Consultant that:

(a)
the Warrant and the shares issuable thereunder (the "Shares") have been fully authorized;

(b)
the Client has taken all necessary action to authorize the issuance of the Warrant and the Shares;

(c)
when issued pursuant to the Warrant, the Shares will be validly issued and non-assessable and no personal liability will attach to the ownership of the Shares;

(d)
the Client has reserved all Shares issuable pursuant to the Warrant and will, at all times, reserve a sufficient number of Shares to perform all of its obligations under the Warrant.

13.
Indemnification by the Consultant

13.1
The Consultant will indemnify the Client, its directors, officers and employees, successors and assigns from and against any and all claims, demands, suits at law or in equity, loss, damage, attorney's fees and liability of any kind due to, arising out of or resulting from a breach of any covenant, representation or warranty made by the Consultant in this Agreement.

14.
Indemnification by the Client

14.1
The Client will indemnify the Consultant, its directors, officers, employees, successors and assigns from and against any and all claims, demands, suits at law or in equity, loss, damage, attorney's fees and liability of any kind due to, arising out of or resulting from a breach of any covenant, representation or warranty made by the Client in this Agreement, including without limitation any claim brought by any third party with respect to Disclosure Materials approved by the Client pursuant to s. 9.1.

15.
Termination of July 1, 2000 Consulting Agreement

15.1
The Consulting Agreement among the parties dated as of July 1, 2000 is terminated and is of no further force or effect; and the Consultant renounces all warrant rights vested thereunder.

16.
General

16.1
The failure by a party to require performance of another party of any provision hereof shall not affect in any way nor derogate from the full right to require such performance at any time thereafter, nor shall the waiver by a party of a breach of any provision hereof be held to be a waiver of the provision itself. No breach shall be excused unless such waiver or excuse of breach is in writing and signed by the waiving or excusing party. No written waiver or excuse shall constitute a waiver or excuse of any other or subsequent breach.

16.2
Notices given hereunder shall be in writing, and shall be deemed received when personally delivered (by overnight courier or otherwise) or seven days after mailing by certified or registered mail, return receipt requested, postage prepaid, to the following respective addresses:

Notice
to Mueller & Company, Inc., Ideas Inc., Mark Mueller and Aaron Fertig:

    242 Fourth Street
    Lakewood, New Jersey 0870l
    (732) 364-3555 (fax)

  Notice to Unity Wireless Corporation:

    7438 Fraser Park Drive
    Burnaby, B.C. V5J 5B9
    (604) 267-270l (fax)

Any
party may change such notice address by giving notice of such change to the other parties.

16.3
This Agreement supersedes any other agreements, either oral or written, between the parties and contains all of the agreements between the parties pertaining to its subject matter. The parties acknowledge that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party or anyone acting on behalf of any party which are not embodied herein. No modification hereof shall be effective unless in writing and signed by the parties.

16.4
Each of the parties shall, upon request, execute and deliver all such further documents and instruments and do all such further acts and things as may be reasonably necessary after the the execution and delivery of this Agreement to evidence, carry out or give full effect to the terms, conditions, intent and meaning of this Agreement.

16.5
This Agreement shall be governed by the laws of the Province of British Columbia. The British Columbia courts shall have exclusive jurisdiction over this Agreement and the enforcement thereof.

16.6
If any provision of this Agreement not essential to its principal objectives is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way, and each party agrees to interpret and apply the Agreement to implement its intent to the extent permitted by law.

16.7
All indemnities, covenants, representations and warranties contained in ss. 7, 8, 11, 12, 13 and 14 shall survive the expiration or earlier termination of this Agreement.

16.8
All dollar amounts in this Agreement are in U.S. currency, unless otherwise specified.

16.9
This Agreement may be executed by facsimile transmission and in several counterparts, each of which counterparts together, shall form one original.

THE PARTIES INTENDING TO BE LEGALLY BOUND have executed this Agreement as of the date first written above.

MUELLER & COMPANY, INC.
Authorized Signatory
IDEAS INC.
Authorized Signatory
MARK MUELLER
AARON FERTIG
UNITY WIRELESS CORPORATION
Authorized Signatory

SCHEDULE A
TERMS AND CONDITIONS OF WARRANT

ARTICLE 1. DEFINITIONS

1.1
Definitions

    As used herein, the following terms shall have the following meanings, unless the context shall otherwise require:

  (a)
  "Client" means Unity Wireless Corporation;

  (b)
  "Common Stock" shall mean the common stock, par value $0.001 per share, of the Client;

  (c)
  "Consulting Agreement" means the consulting agreement among Mueller & Company, Inc., Ideas Inc., Mark Mueller, Aaron Fertig and Sonic Systems Corporation and dated as of January 1, 2001;

  (d)
  "Corporate Office" shall mean the office of the Client (or its successor) at which at any particular time its principal business shall be administered, which office is located at the date hereof at 7438 Fraser Park Drive, Burnaby, B.C.V5J 5B9;

  (e)
  "Exercise Date" shall mean any date upon which the Holder shall give the Client a Notice of Exercise, which shall be deemed the date the Notice of Exercise was first deposited in the US Mails, if mailed, or the date received by the courier Client if delivered by recognized courier company, or the date received by the Client if otherwise given or delivered;

  (f)
  "Exercise Period"  means the period during which vested warrant rights under the Warrant may be exercised pursuant to s. 5.1 of the Consulting Agreement;

  (g)
  "Exercise Price" shall mean the price to be paid to the Client for each share of Common Stock to be purchased upon exercise of this Warrant in accordance with the terms hereof, which shall be $0.38 per share;

  (h)
  "Holder" means Mueller & Company, Inc. and Ideas Inc.;

  (i)
  "SEC"  shall mean the United States Securities and Exchange Commission;

  (j)
  "Shares"  means shares of the Common Stock; and

  (k)
  "Vested" means the non-forfeitable right to exercise the Warrant and to purchase the number of shares of Common Stock provided for below.

ARTICLE 2. EXERCISE

2.1
Manner of Exercise

(a)
Holder may exercise this Warrant at any time and from time to time during the Exercise Period, in whole or in part (but not in denominations of fewer than 5,000 Shares, except upon an exercise of this Warrant with respect to the remaining balance of Shares purchasable hereunder at the time of exercise), by delivering to the Client at its Corporate Office (i) a duly executed Notice of Exercise in substantially the form attached as Appendix I hereto and (ii) a bank cashier's or certified check for the aggregate Exercise Price of the Shares being purchased.

(b)
From time to time upon exercise of this Warrant, in whole or part, in accordance with its terms, the Client will cause its transfer agent to countersign and deliver stock certificates to the Holder representing the number of Shares being purchased pursuant to such exercise, subject to adjustment as described herein.

2.2
No Rights Prior to Exercise

  Prior to its exercise pursuant to Section 2.1 above, this Warrant shall not entitle the Holder to any voting or other rights as holder of Shares.

2.3
Adjustments

  In case of any reclassification, capital reorganization, stock dividend, or other change of outstanding shares of Common Stock, or in case of any consolidation or merger of the Client with or into another corporation (other than a consolidation or merger in which the Client is the continuing corporation and which does not result in any reclassification, capital reorganization, stock dividend, or other change of outstanding shares of Common Stock), or in case of any sale or conveyance to another corporation of the property of the Client as, or substantially as, an entirety (other than a sale/leaseback, mortgage or other financing transaction), the Client shall cause effective provision to be made so that the Holder shall have the right thereafter, by exercising this Warrant, to purchase the kind and number of shares of stock or other securities or property (including cash) receivable upon such reclassification, capital reorganization, stock dividend, or other change, consolidation, merger, sale or conveyance as the Holder would have been entitled to receive had the Holder exercised this Warrant in full immediately before such reclassification, capital reorganization, stock dividend, or other change, consolidation, merger, sale or conveyance. Any such provision shall include provision for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 2.3. The foregoing provisions shall similarly apply to successive reclassifications, capital reorganizations, stock dividends, and other changes of outstanding shares of Common Stock and to successive consolidations, mergers, sales or conveyances.

2.4
Fractional Shares

  No fractional Shares shall be issuable upon exercise or conversion of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon any exercise or conversion of the Warrant, the Client shall eliminate such fractional Share interest by paying Holder the amount computed by multiplying the fractional interest by the closing bid price of a full Share on the date of the Notice of Exercise.

2.5
Vesting of the Warrants

    Shares shall Vest over the Vesting Period according to the following schedule:

Vesting Date	# of Shares Vested	# of Shares Cumulatively Vested
January 1, 2001	125,000	125,000
March 31, 2001	9,375	134,375
June 30, 2001	9,375	143,750
September 30, 2001	9,375	153,125
December 31, 2001	9,375	162,500
March 31, 2002	9,375	171,875
June 30, 2002	9,375	181,250
September 30, 2002	9,375	190,625
December 31, 2002	9,375	200,000

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ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE CLIENT

3.1
Representations and Warranties

    The Client hereby represents and warrants to the Holder as follows:

  (a)
  The Client is a corporation duly organized and validly existing under the laws of the State of Delaware, and has the full power and authority to issue this Warrant and to comply with the terms hereof. This Warrant has been duly executed and delivered by the Client and is a valid and binding obligation of the Client, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting enforceability of creditors' rights generally and except as the availability of the remedy of specific enforcement, injunctive relief or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

ARTICLE 4. REPRESENTATIONS AND COVENANTS OF THE HOLDER

4.1
Representations and Warranties

    The Warrant granted hereunder may be exercised by Holder only if at the time of exercise each of the following is true:

  (a)
  Holder is acquiring the Shares for Holder's own personal account for investment and not for the account of any other person(s) and without any intention of selling or making a further distribution of the Shares; and

  (b)
  Holder is in a financial position to hold the Shares for an indefinite period of time and is able to bear the economic risk and withstand a complete loss of Holder's investment in the Shares; and

  (c)
  Holder has obtained, to the extent necessary, Holder's own personal professional advisor with respect to the risks inherent in the investment in the Shares, and the suitability of the investment in the Shares in light of Holder's financial condition and investment needs; and

  (d)
  Holder acknowledges that, unless otherwise notified in writing by the Client, Holder is aware that:

  (i)
  The Shares have not been registered under the Securities Act of 1933, as amended, nor have they been registered to qualify under the securities laws of any state or foreign jurisdiction;

  (ii)
  Holder may not legally sell the Shares unless and until they are registered and/or qualified or unless the Shares qualify for exemption from registration and/or qualification under such Acts;

  (iii)
  Holder agrees that all Shares acquired pursuant to this Agreement are for investment only and that said Shares shall bear any and all necessary legends and restrictions.

ARTICLE 5. MISCELLANEOUS

5.1
Transfer

    This Warrant may not be transferred or assigned, in whole or in part, at any time, except in compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of an investment representation letter and a legal opinion reasonably satisfactory to the Client), provided that this Warrant may not be transferred or assigned such that either the Holder or any transferee will, following such transfer or assignment, hold a Warrant for the right to purchase fewer than 5,000 Shares.

3

5.2
Transfer Procedure

    Subject to the provisions of Section 5.1, Holder may transfer or assign this Warrant by giving the Client notice setting forth the name, address and taxpayer identification number of the transferee or assignee, if applicable (the "transferee"), and surrendering this Warrant to the Client for reissuance to the transferee (and the Holder, in the event of a transfer or assignment of this Warrant in part). (Each of the persons or entities in whose name any such new Warrant shall be issued are herein referred to as a Holder)

5.3
Loss, Theft, Destruction or Mutilation

    If this Warrant shall become mutilated or defaced or be destroyed, lost or stolen, the Client shall execute and deliver a new Warrant in exchange for and upon surrender and cancellation of such mutilated or defaced Warrant or, in lieu of and in substitution for such Warrants so destroyed, lost or stolen, upon the Holder filing with the Client evidence satisfactory to it that such Warrant has been so mutilated, defaced, destroyed, lost or stolen. However, the Client shall be entitled, as a condition to the execution and delivery of such new Warrant, to demand indemnity satisfactory to it and payment of the expenses and charges incurred in connection with the delivery of such new Warrant. Any Warrant so surrendered to the Client shall be canceled.

THIS SPACE LEFT BLANK INTENTIONALLY

4

ADDENDUM TO CONSULTING AGREEMENT

    1.1  Definitions.  For purposes of this Addendum:

      (a)  Holder.  For purposes of this Addendum, the term "Holder" means any person, including Consultant, owning of record Registrable Securities that have not been sold to the public or pursuant to Rule 144 promulgated under the 1933 Act, or any permitted assignee of record of such Registrable Securities to whom rights under this Addendum have been duly assigned in accordance with the terms hereof. "Registered Holder" shall mean any Holder in whose name Registrable Securities or the Warrant are registered upon the books and records maintained by Client.

      (b)  Registration.  The terms "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement with the United States Securities and Exchange Commission ("SEC") in compliance with the Securities Act of 1933, as amended ("Securities Act"), and the declaration or ordering of effectiveness of such registration statement.

      (c)  Registrable Securities.  The term "Registrable Securities" means: (1) the Warrant Stock, and (2) any shares of Client's common stock ("Common Stock") issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, any shares which are deemed to be Registrable Securities hereunder. Notwithstanding the foregoing, "Registrable Securities" shall exclude any Registrable Securities sold by a person in a transaction in which rights under this Addendum are not assigned in accordance with the terms hereof or any Registrable Securities sold in a public offering, whether sold pursuant to Rule 144 promulgated under the 1933 Act, or in a registered offering, or otherwise.

      (d)  Registrable Securities Then Outstanding.  The number of shares of "Registrable Securities then outstanding" shall mean the number of shares of Client's Common Stock that are Registrable Securities and (l) are then issued and outstanding or (2) are then issuable pursuant to an exercise of the Warrant.

      (e) "Warrant" as used herein, shall include the Warrant referenced in this Agreement, and any warrant delivered in substitution or exchange therefor as provided herein.

      (f)  "Warrant Stock" shall mean the Common Stock of Client and any other securities at any time receivable or issuable upon exercise of this Warrant.

    1.2  Piggyback Registration Rights.  Client shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of Client (including, but not limited to, registration statements relating to secondary offerings of securities of Client, but excluding registration statements relating to any employee benefit plan or a corporate reorganization) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall within twenty (20) days after receipt of the above-described notice from Client, so notify Client in writing, and in such notice shall inform Client of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by Client, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by Client with respect to offerings of its securities, all upon the terms and conditions set forth herein.

      (a)  Underwriting.  If a registration statement under which Client gives notice under this Addendum is for an underwritten offering, then Client shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder's Registrable Securities to be included in a registration pursuant to this Addendum shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first to Client, and second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of Registrable Securities desired to be sold by each such Holder; provided, however, that the right of the underwriters to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below thirty percent (30%) of the aggregate number of Registrable Securities for which inclusion has been requested; and (ii) all shares that are not Registrable Securities and are held by any other shareholder, including, without limitation, any person who is an employee, officer or director of Client (or any subsidiary of Client), shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to Client and the underwriter(s), delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership, the Holder and the partners and retired partners of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons, and for any Holder that is a corporation, the Holder and all corporations that are affiliates of such Holder, shall be deemed to be a single "Holder," and any pro rata reduction with respect to such "Holder" shall be based upon the aggregate amount of shares desired to be sold by all entities and individuals included in such "Holder," as defined in this sentence.

      (b)  Expenses.  All expenses incurred in connection with a registration pursuant to this Addendum (excluding underwriters' and brokers' discounts and commissions relating to shares sold by the Holders), including, without limitation all federal and "blue sky" registration, filing and qualification fees, printers' and accounting fees, and fees and disbursements of counsel for Client, shall be borne by Client. Client shall also pay the reasonable fees and expenses of one law firm hired by the Holders to represent their interests in connection with any such registration.

    1.3  Obligations of Client.  Whenever required to effect the registration of any Registrable Securities under this Agreement Client shall, as expeditiously as reasonably possible:

      (a)  Registration Statement.  Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, provided, however, that Client shall not be required to keep any such registration statement effective for more than one hundred and eighty (180) days.

      (b)  Amendments and Supplements.  Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement.

      (c)  Prospectuses.  Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

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      (d)  Blue Sky.  Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that Client shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

      (e)  Underwriting.  In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

      (f)  Notification.  Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the 1933 Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

      (g)  Opinion and Comfort Letter.  Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing Client for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a "comfort" letter dated as of such date, from the independent certified public accountants of Client, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

    1.4  Furnish Information.  It shall be a condition precedent to the obligations of Client to take any action pursuant to this Addendum that the selling Holders shall furnish to Client such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be reasonably required to timely effect the Registration of their Registrable Securities.

    1.5  Indemnification.  In the event any Registrable Securities are included in a registration statement under this Addendum:

      (a)  By Client.  Client will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as determined in the 1933 Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the 1933 Act or the Securities Exchange Act of 1934, as amended, (the "1934 Act"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the 1933 Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"):

         (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

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        (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or

        (iii) any violation or alleged violation by Client of the 1933 Act, the 1934 Act, any federal or state securities law or any rule or regulation promulgated under the 1933 Act, the 1934 Act or any federal or state securities law in connection with the offering covered by such registration statement;

  and Client will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.5(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Client (which consent shall not be unreasonably withheld), nor shall Client be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

      (b)  By Selling Holders.  Each selling Holder will indemnify and hold harmless Client, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls Client within the meaning of the 1933 Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or any person who controls such Holder within the meaning of the 1933 Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which Client or any such director, officer, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the 1933 Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by Client or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action: provided, however, that the indemnity agreement contained in this subsection 1.5(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, further, that the total amounts payable in indemnity by a Holder under this Section 1.5(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

      (c)  Notice.  Promptly after receipt by an indemnified party under this Section 1.5 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.5, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The

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  failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 1.5 to the extent the indemnifying party is prejudiced as a result thereof, but the omission so to deliver written notice to the indemnified party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.5.

      (d)  Contribution.  If the indemnification provided for in this Addendum is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages or liabilities or actions in respect thereof referred to therein, then each indemnifying party shall in lieu of indemnifying such indemnified party contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or actions in such proportion as appropriate to reflect the relative fault of the Client, on the one hand, and the sellers of Registrable Securities, on the other, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or actions as well as any other relevant equitable considerations, including the failure to give any notice required under this Addendum. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact relates to information supplied by the Client, on the one hand, or the sellers of such Registrable Securities, on the other hand, and to the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Client and the holders of Registrable Securities shall be deemed to agree that it would not be just and equitable if contributions pursuant to this paragraph were determined by pro rata allocation (even if all of the sellers of such Registrable Securities were treated as one entity for such purpose) or by any other method of allocation which did not take account of the equitable considerations referred to above in this paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or action in respect thereof, referred to above in this paragraph, shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this paragraph, in any such case: (A) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

      (e)  Survival.  The obligations of Client and Holders under this Section 1.5 shall survive until the fifth anniversary of the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes.

    1.6  Termination of Client's Obligations.  Client shall have no obligations pursuant to Section 1.2 with respect to any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 1.2 more than five (5) years after the date of this Agreement, or, if, in the opinion of counsel to Client and the applicable Holder, all such Registrable Securities proposed to be sold by a Holder may then be sold in any three (3) month period pursuant to Rule 144 in one transaction without exceeding the volume limitations thereunder.

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